Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

CYBERARK SOFTWARE LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value New Israeli Shekel $0.01 per share (“Ordinary Shares”)	Rule 457(c) and 457(h)(1)	1,100,000 (2)	$156.81 (3)	$172,491,000.00	$92.70 per $1,000,000	$15,989.92
Total Offering Amounts					$172,491,000.00		$15,989.92
Total Fee Offsets							$0.00
Net Fee Due							$15,989.92

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the CyberArk Software Ltd. 2014 Share Incentive Plan, as amended (the “2014 Plan”).

(2)	Represents 1,100,000 Ordinary Shares added to the 2014 Plan, representing an automatic increase effective as of January 1, 2022 pursuant to the 2014 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act and based upon the average of the high and low prices ($151.41and $162.21) of the Ordinary Shares as reported on the Nasdaq Global Select Market on March 7, 2022.